Exhibit 4

FOR IMMEDIATE RELEASE

September 22, 2003

Contact Information:
Nissin Co., Ltd.
Hitoshi Higaki
Managing Director and General Manager,
Operations Control Div.
Tel: (TOKYO) +81-3-3348-2424
E-mail: Info-ir@nissin-f.co.jp

Notice of resignation of a Director

This is to notify that the following individual will resign as a Director as of the end of September 2003. The individual will continue to serve the company as a Corporate Advisor.

1.	Name:	Masami Obara Director & General Manager System Planning Department

2.	Date of resignation:	September 30th, 2003

3.	Reason:	Personal

End of Document